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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                                 ValiCert, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, par value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    91915Q105
                 ----------------------------------------------
                                 (CUSIP Number)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               [_] Rule 13d-1(b)

               [_] Rule 13d-1(c)

               [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 5

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----------------------
CUSIP NO. 91915Q105
----------------------
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      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Joseph (Yosi) Amram
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3

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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
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     NUMBER OF            SOLE VOTING POWER
                     5
      SHARES              1,742,271 (1)
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,742,271 (1)
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH               -0-
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,742,271 (1)
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
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(1)  Includes 7,359 shares subject to options and 137,670 shares from warrants that are vested and exercisable within 60 days of December 31, 2001.

                               Page 2 of 5 pages

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Item 1(a)   Name of Issuer:

            ValiCert, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

            339 N. Bernardo Avenue,  Mountain View, CA  94043

Item 2(a)   Name of Person Filing:

            Joseph (Yosi) Amram

Items 2(b)  Address of Principal Business Office, or, if none, Residence:

            339 N. Bernardo Avenue, Mountain View, CA  94043

Item 2(c)   Citizenship:

            United States

Item 2(d)   Title of Class of Securities:

            Common Stock, par value $0.001

Item 2(e)   CUSIP Number:

            91915Q105

Item 3 If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            Not Applicable.

Item 4      Ownership:

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)   Amount beneficially owned: 1,742,271 (1)

            (b)   Percent of class: 6.8%

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the
                        vote                                 1,742,271 (1)

                  (ii)  Shared power to vote or to direct the vote  -0-

                  (iii) Sole power to dispose or to direct the disposition
                        of                                   1,742,271 (1)

                  (iv)  Shared power to dispose or to direct the
                        disposition of                              -0-

Item 5      Ownership of Five Percent or Less of a Class:

            Not Applicable.

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

            Not Applicable.

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Item 7      Identification and Classification of the Subsidiary Which
            Acquired the Security Being Reported on By the Parent Holding
            Company:

            Not Applicable.

Item 8      Identification and Classification of Members of the Group:

            Not Applicable.

Item 9      Notice of Dissolution of Group:

            Not Applicable.

Item 10     Certification:

            Not Applicable.


(1) Includes 7,359 shares subject to options and 137,670 shares from warrants that are vested and exercisable within 60 days of December 31, 2001.

                                   Page 4 of 5

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        /s/ Joseph (Yosi) Amram
                                        ----------------------------------------
                                        Joseph (Yosi) Amram

February 14, 2002





      Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                  Page 5 of 5